Exhibit 99.1

BBSI Reports First Quarter 2019 Financial Results

VANCOUVER, Washington, April 30, 2019 – Barrett Business Services, Inc. (“BBSI” or the “Company”) (NASDAQ: BBSI), a leading provider of business management solutions, reported financial results for the first quarter ended March 31, 2019.

First Quarter 2019 Financial Summary vs. Year-Ago Quarter

•	Gross billings up 3% to $1.36 billion.

•	Net revenues down 3% to $218.2 million.

•	Net loss improved 75% to $2.3 million, or $(0.31) per diluted share, compared to net loss of $9.1 million, or $(1.25) per diluted share.

“The organization performed well and our results in the quarter were in line with our expectations,” said president and CEO, Mike Elich. “We had a strong start to the year by adding a record 403 clients in the quarter. I am pleased with our continued progress as an organization and the value we are bringing to a growing number of small businesses.”

BBSI CFO Gary Kramer commented: “We have continued to remove frictional costs from our model while keeping overall pricing firm, and we are experiencing significant margin expansion as a result. While one less work day drove a negative revenue comparison for the quarter, we exceeded our expectations on net client additions and we are reiterating our full-year outlook.”

First Quarter 2019 Financial Results

Net revenues in the first quarter of 2019 decreased 3% to $218.2 million compared to $224.0 million in the first quarter of 2018. The decline was due to the first quarter of 2019 having one less work day when compared to the first quarter of 2018.

Total gross billings in the first quarter increased 3% to $1.36 billion compared to $1.32 billion in the same year-ago quarter (see “Key Performance Metrics and Non-GAAP Financial Measures” below). The increase was primarily due to the continued build in the Company’s PEO client count and same-customer sales growth, which was partially offset by a decrease in staffing revenue and the one less work day.

Non-GAAP gross workers’ compensation expense as a percent of gross billings was 4.5% in the first quarter and benefited from lower frictional costs and a favorable one-time adjustment of prior accident year liability of $1.7 million. This compares to 4.9% in the first quarter of 2018.

Net loss for the first quarter of 2019 improved 75% to $2.3 million, or $(0.31) per diluted share, compared to net loss of $9.1 million, or $(1.25) per diluted share, in the year-ago quarter. The Company historically incurs losses in the first quarter due to the higher effective payroll taxes at the beginning of each year.

Outlook

For the full year 2019, BBSI continues to expect diluted earnings per share of $5.40. The forecast continues to assume an effective tax rate of approximately 18% and the expected range for workers’ compensation expense as a percentage of gross billings to be 4.6% to 4.8%.

BBSI also continues to expect gross billings to increase approximately 8% for the next rolling 12-month period.

Conference Call

BBSI will conduct a conference call on Wednesday, May 1, 2019, at 12:00 p.m. Eastern time (9:00 a.m. Pacific time) to discuss its financial results for the first quarter ended March 31, 2019. BBSI’s President and CEO Michael Elich and CFO Gary Kramer will host the conference call, followed by a question and answer period.

Date: Wednesday, May 1, 2019
Time: 12:00 p.m. Eastern time (9:00 a.m. Pacific time)
Toll-free dial-in number: 1-877-407-4018
International dial-in number: 1-201-689-8471
Conference ID: 13690238

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the BBSI website at www.barrettbusiness.com.

A replay of the conference call will be available after 3:00 p.m. Eastern time on the same day through June 1, 2019.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 13690238

Key Performance Metrics and Non-GAAP Financial Measures

We report PEO revenues net of direct payroll costs because we are not the primary obligor for wage payments to our clients’ employees. However, management believes that gross billing amounts and wages are useful in understanding the volume of our business activity and serve as an important performance metric in managing our operations, including the preparation of internal operating forecasts and establishing executive compensation performance goals. We therefore present for purposes of analysis gross billing and wage information for the three months ended March 31, 2019 and 2018.

	(Unaudited)
	Three Months Ended March 31,
(in thousands)	2019	2018
Gross billings	$1,360,244	$1,319,844
PEO and staffing wages	$1,156,371	$1,114,707

Because safety incentives represent consideration payable to PEO customers, safety incentive costs are netted against PEO revenue in our consolidated statements of operations. Management considers safety incentives to be an integral part of our workers’ compensation program because they encourage client companies to maintain safe work practices and minimize workplace injuries. We therefore present below for purposes of analysis non-GAAP gross workers’ compensation expense, which represents workers’ compensation costs including safety incentive costs. We believe this non-GAAP measure is useful in evaluating the total costs of our workers’ compensation program.

	(Unaudited)
	Three Months Ended March 31,
(in thousands)	2019	2018
Workers' compensation	$54,229	$57,121
Safety incentive costs	6,703	7,565
Non-GAAP gross workers' compensation	$60,932	$64,686

In monitoring and evaluating the performance of our operations, management also reviews the following ratios, which represent selected amounts as a percentage of gross billings. Management believes these ratios are useful in understanding the efficiency and profitability of our service offerings.

	(Unaudited)
	Percentage of Gross Billings
	Three Months Ended March 31,
	2019	2018
PEO and staffing wages	85.0%	84.5%
Payroll taxes and benefits	8.4%	9.4%
Non-GAAP gross workers' compensation	4.5%	4.9%

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The Company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. The Company works with more than 6,400 clients across all lines of business in 23 states. For more information, please visit www.barrettbusiness.com.

Forward-Looking Statements

Statements in this release about future events or performance, including expectations regarding gross billings growth, future effective tax rates, and earnings per share, are forward-looking statements which involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Factors that could affect future results include economic conditions in the Company's service areas, the effect of changes in the Company's mix of services on gross margin, the Company's ability to retain current clients and attract new clients, the availability of financing or other sources of capital, the Company's relationship with its primary bank lender, the potential for material deviations from expected future workers' compensation claims experience, the workers’ compensation regulatory environment in the Company’s primary markets, litigation costs, the effect of governmental investigations, security breaches or failures in the Company's information technology systems, the collectability of accounts receivable, changes in executive management, the carrying value of deferred income tax assets and goodwill, and the effect of conditions in the global capital markets on the Company’s investment portfolio, among others. Other important factors that may affect the Company’s prospects are described in the Company’s 2018 Annual Report on Form 10-K. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements are less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

Barrett Business Services, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
(in thousands)	2019	2018
Assets
Current assets:
Cash and cash equivalents	$38,223	$35,371
Trade accounts receivable, net	154,157	151,597
Prepaid expenses and other	16,632	13,880
Investments	569	416
Restricted cash and investments	127,076	120,409
Total current assets	336,657	321,673
Investments	1,549	1,687
Property, equipment and software, net	25,641	24,812
Operating lease right-of-use assets	24,922	—
Restricted cash and investments	370,826	348,165
Goodwill	47,820	47,820
Other assets	3,425	3,474
Deferred income taxes	7,061	8,458
	$817,901	$756,089
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$221	$221
Accounts payable	5,357	4,336
Accrued payroll, payroll taxes and related benefits	189,330	158,683
Income taxes payable	3,560	4,403
Current operating lease liabilities	6,299	—
Other accrued liabilities	17,054	20,566
Workers' compensation claims liabilities	111,156	109,319
Safety incentives liability	26,928	29,210
Total current liabilities	359,905	326,738
Long-term workers' compensation claims liabilities	311,716	304,078
Long-term debt	3,896	3,951
Long-term operating lease liabilities	19,022	—
Customer deposits and other long-term liabilities	3,489	2,285
Stockholders' equity	119,873	119,037
	$817,901	$756,089

Barrett Business Services, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	(Unaudited)
(in thousands, except per share amounts)	Three Months Ended
	March 31,
	2019	2018
Revenues:
Professional employer service fees	$190,527	$188,961
Staffing services	27,688	35,014
Total revenues	218,215	223,975
Cost of revenues:
Direct payroll costs	20,842	26,404
Payroll taxes and benefits	114,797	124,188
Workers' compensation	54,229	57,121
Total cost of revenues	189,868	207,713
Gross margin	28,347	16,262
Selling, general and administrative expenses	33,160	29,428
Depreciation and amortization	969	1,004
Loss from operations	(5,782)	(14,170)
Other income, net	2,607	1,993
Loss before income taxes	(3,175)	(12,177)
Benefit from income taxes	(875)	(3,054)
Net loss	$(2,300)	$(9,123)
Basic loss per common share	$(0.31)	$(1.25)
Weighted average basic common shares outstanding	7,407	7,304
Diluted loss per common share	$(0.31)	$(1.25)
Weighted average diluted common shares outstanding	7,407	7,304

Investor Relations:

Liolios

Cody Slach

Tel 1-949-574-3860

BBSI@liolios.com